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                            SCHEDULE 14C INFORMATION

Proxy Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[ ]      Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]      Definitive Information Statement

                              PetMed Express, Inc.
                              --------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[x]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         (1) Title of each class of securities to which transaction applies: N/A

         (2)      Aggregate number of securities to which transaction applies:
                  N/A

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A

         (4)      Proposed maximum aggregate value of transaction: N/A

         (5)      Total fee paid: N/A

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount previously paid: N/A

         (2)      Form, Schedule or Registration Statement No.: N/A

         (3)      Filing Party: N/A

         (4)      Date Filed: N/A


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                              PETMED EXPRESS, INC.

TO OUR SHAREHOLDERS:

         This information statement is being provided to the shareholders of PetMed Express, Inc. (the "Company"). The Company's board of directors and the holder of a majority of its issued and outstanding common stock have:

         - approved an amendment to the Company's Amended and Restated Articles of Incorporation increasing the number of authorized shares of the Company's Common Stock, and

         - approved an amendment to the Company's 1998 Stock Option Plan increasing the number of shares of Common Stock available for issuance under the plan.

         As a matter of regulatory compliance we are sending you this Information Statement which describes the purpose and effect of the aforedescribed amendments.

         Please feel free to call us at 954-979-5995 should you have any questions on the enclosed Information Statement. We thank you for your continued interest in the Company.

                                                     For the Board of Directors
                                                     of PETMED EXPRESS, INC.

                                                     /s/ Marc A. Puleo
                                                     ---------------------------
                                                     Marc A. Puleo, M.D.
                                                     President





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                              PETMED EXPRESS, INC.

                              1441 S.W. 29th Avenue
                          Pompano Beach, Florida 33069

                              INFORMATION STATEMENT

General Information for Stockholders

         This Information Statement is furnished to the holders of Common Stock of PetMed Express, Inc., a Florida corporation (the "Company") in order to comply with the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulation 14C under the Exchange Act. The purpose of this Information Statement is to inform all shareholders of the approval of an amendment (the "Recapitalization Amendment") to the Company's Amended and Restated Articles of Incorporation which increased the number of authorized shares of its Common Stock from 20,000,000 to 40,000,000, and an amendment to the Company's 1998 Stock Option Plan (the "Stock Option Plan Amendment") which increased the number of shares available under the plan from 3,000,000 to 5,000,000. This Information Statement is being first sent to shareholders on or about May 21, 2001.

         The Company has obtained the affirmative vote of the holder of a majority of the Company's issued and outstanding Common Stock approving the foregoing amendments. WE ARE NOT ASKING YOU FOR A PROXY OR CONSENT, AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR CONSENT.

Vote Required

         The elimination of the need for a special meeting of shareholders to approve the amendments is made possible by Section 607.0704 of the Florida Business Corporation Act (the "Florida Act") which provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted may be substituted for such a special meeting. Pursuant to
Section 607.0901 of the Florida Act, a majority of the outstanding shares of voting capital stock entitled to vote thereon is required in order to amend the Company's Amended and Restated Articles of Incorporation. Likewise, the affirmative vote of a majority of its shareholders is necessary to amend the Company's 1998 Stock Option Plan. In order to eliminate the costs and management time involved in holding a special meeting, the Company has elected to utilize the written consent of the holder of a majority of the issued and outstanding Common Stock of the Company. The record date established by the Company for purposes of determining the number of outstanding shares of Common Stock of the Company was May 16, 2001 (the "Record Date"). The number of shares of the

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Company's Common Stock which approved the Recapitalization Amendment and the
Stock Option Plan Amendment were 10,000,000 shares, representing approximately 61% of the Company's issued and outstanding Common Stock on the Record Date. Pursuant to Florida Act, the Company is required to provide prompt notice of the taking of the corporate action without a meeting to the shareholders of record who have not consented in writing to such action. No additional action will be undertaken pursuant to such written consents, and no dissenters' rights under the Florida Act are afforded to the Company's shareholders upon the adoption of the Recapitalization Amendment or the Stock Option Plan Amendment.

         The Company will prepare and file Articles of Amendment to its Amended and Restated Articles of Incorporation with the State of Florida effecting the Recapitalization Amendment. The Company anticipates that the filing of the Recapitalization Amendment will occur on or about June 6, 2001. The effective date of the Stock Option Plan Amendment will also be June 6, 2001. The date on which this Information Statement was first sent to shareholders is May 21, 2001.

                                EXECUTIVE OFFICES

         The Company's principal executive offices are located at 1441 S.W. 29th Avenue, Pompano Beach, Florida 33069. Its telephone number is (954) 979-5995.

                     OUTSTANDING VOTING STOCK OF THE COMPANY

         On the Record Date there were 16,360,010 shares of Common Stock issued and outstanding. The Common Stock constitutes the sole class of voting securities of the Company. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to shareholders.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth the Common Stock ownership information as of the Record Date, with respect to (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each director of the Company; (iii) all directors and executive officers of the Company as a group. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days of April 24, 2001, 2001 through the conversion or exercise of any security or other right. Unless otherwise indicated, the business address of each person listed is 1441 S.W. 29th Avenue, Pompano Beach, Florida 33069.

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                                                 Shares Beneficially
Name of                                                 Owned
Beneficial Owner(1)                         Number                   Percent
--------------------------------------------------------------------------------


Tricon Holdings, LLC                     13,000,000                   67.1%

Marc Puleo, M.D.                          2,836,250                   16.2%

Chris Lloyd                               1,856,251                   11.1%

Menderes Akdag                              187,500                    1.1%

John Vermaaten                              100,000                      *

Guven Kivilcim                                   --                     --

Huseyin Kizanlikli                               --                     --

Kenneth Jacobi                                   --                     --

All officers and
directors as a group
(six persons)                             3,483,751                   19.2%

*  represents less than 1%

         - Tricon Holdings, LLC holdings include 3,000,000 shares issuable upon exercise of warrants at $.33 per share. Mr. Kenneth Jacobi is the manager of Tricon Holdings, LLC and Mr. Kivilcim is a director and the secretary, but each individual disclaims beneficial ownership of the securities held by Tricon Holdings, LLC.

         - Dr. Puleo's holdings include 1,496,250 shares of our Common Stock held by Marpul Trust, a trust established by Dr. Puleo under an agreement dated September 3, 1999 and of which he is the beneficiary. Mr. Christopher Lloyd and Southpac Trust International, Inc. are trustees.

         -        Dr. Puleo's holdings also include:

                  - options held by him to purchase 300,000 shares of Common Stock at $.163 per share until May 2002,

                  - options held by him to purchase 240,000 shares at $1.00 per share until May 2002,


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                  -        options held by him to purchase 600,000 shares at
                           $1.25 per share until May 2003,

                  - options held by him to purchase 200,000 shares at $.35 per share until March 2006,

         - The amount beneficially owned by Dr. Puleo excludes options to purchase an additional 600,000 shares of our Common Stock at $1.25 per share which have not yet vested under the terms of his employment agreement. The amount of shares owned by Dr. Puleo also excludes up to 1,444,250 shares owned by Double Diamond Trading, Inc. over which Dr. Puleo holds voting control until December 29, 2001 under a voting proxy granted him on December 29, 1999,and options held by Double Diamond Trading to purchase 300,000 shares at $.37 per share until May 2002. The stock underlying these options are included in the voting proxy held by Dr. Puleo. The 1,444,250 shares are freely saleable by Double Diamond Trading and were previously transferred to street name. Accordingly, Dr. Puleo does not know the exact number, if any, of these shares which are still held by Double Diamond Trading.

         -        Mr. Lloyd's holdings include:

                  - options held by him to purchase 360,001 shares of Common Stock, of which 350,000 are exercisable at $2.75 per share, 3,334 shares of Common Stock at $4.00 per share and 6,667 shares of Common Stock at $4.50 per share, all expiring on May 20, 2001.

                  -        1,496,250 shares owned by Marpul Trust of which Mr.
                           Lloyd has shared voting power.

         - Mr. Akdag's holdings include options to purchase 187,500 shares of Common Stock at $.32 per share until March 2004, but excludes options to purchase an additional 562,500 shares of Common Stock at $.32 per share which have not yet vested.

         - Mr. Vermaaten's holdings include options to purchase 100,000 shares of our Common Stock exercisable at $3.125 per share expiring in May 31, 2001.

                     AMENDMENT TO ARTICLES OF INCORPORATION
                  CHANGING THE CAPITAL STRUCTURE OF THE COMPANY

Generally

         The Recapitalization Amendment amends Article IV of the Company's Amended and Restated Articles of Incorporation increasing the number of authorized shares of Common Stock from 20,000,000 to 40,000,000.

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Reasons for the Increase in Authorized Common Stock

         The Company was previously authorized to issue 20,000,000 shares of Common Stock, $.001 par value per share, of which 16,360,010 shares were issued and outstanding at the close of business on the Record Date

         The Company has no present agreement to issue any additional shares of Common Stock, other than upon the exercise of outstanding options and warrants and options which may be granted under the Company's 1998 Stock Option Plan. As of March 31, 2001, the Company had outstanding options and warrants to purchase an additional 7,468,500 shares of its Common Stock. The Recapitalization Amendment was adopted to provide sufficient shares for issuance upon the exercise of all outstanding options and warrants and because the Board of Directors and a majority of the shareholders believe that increasing the authorized Common Stock to 40,000,000 shares would make available those shares for capital raising and acquisitions, as well as incentive options. Such stock issuances could be for cash, securities or other property, allowing the Company to take advantage of favorable market conditions, attract or retain personnel or business opportunities including acquisitions. Management of the Company is not aware of any present efforts of any persons to accumulate Common Stock or to obtain control of the Company, and the Recapitalization Amendment is not intended to be an anti-takeover device. The Recapitalization Amendment was adopted to augment liquidity, enhance corporate flexibility, and to be more acceptable to the brokerage community and to investors generally.

         There can be no assurances, nor can the Board of Directors of the Company predict what effect, if any, the increase in authorized Common Stock will have on the market price of the Company's Common Stock.

No Dissenter's Rights

         Under the Florida Act, shareholders are not entitled to dissenter's rights of appraisal with respect to the Recapitalization Amendment to increase the authorized Common Stock of the Company.

         The complete text of the Recapitalization Amendment is set forth as Exhibit A to this Information Statement.

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                AMENDMENT TO THE COMPANY'S 1998 STOCK OPTION PLAN
               INCREASING THE NUMBER OF SHARES UNDERLYING OPTIONS
                       WHICH CAN BE GRANTED UNDER THE PLAN

Generally

         The Stock Option Plan Amendment amends the 1998 Stock Option Plan (the "Plan") increasing the number of shares of Common Stock issuable under the Plan upon exercise of options granted to the Company's employees, directors and advisors from 3,000,000 shares to 5,000,000 shares. A copy of the Plan may be obtained from the Corporate Secretary at the Company's offices at 1441 SW 29 Avenue, Pompano Beach, Florida 33069; telephone (954) 979-5995.

         The stated purpose of the Plan is to increase the Company's employees', advisors', consultants' and non-employee directors' proprietary interest in PetMed Express shareholders, as well as to enable the Company to attract and retain the services of experienced and highly qualified employees and non-employee directors.

         Options to purchase Common Stock may be issued under the Plan. Options granted under the Plan may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not so qualify. In addition, the Plan also allows for the inclusion of a reload option provision which permits an eligible person to pay the exercise price of the Plan option with shares of Common Stock owned by the eligible person and receive a new Plan option to purchase shares of Common Stock equal in number to the tendered shares. Any incentive stock option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any incentive stock option granted to an eligible employee owning more than 10% of the Company's Common Stock must be at least 110% of such fair market value as determined on the date of the grant.

         The term of each Plan option and the manner in which it may be exercised is determined by the Board of Directors, provided that no Plan option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive stock option granted to an eligible employee owning more than 10% of our Common Stock, no more than five years after the date of the grant. The exercise price of non-qualified options shall be determined by the Board of Directors.

         The per share purchase price of shares subject to Plan options granted under the Plan may be adjusted in the event of certain changes in the Company's capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan options granted under the Plan. Officers, directors and key employees of and consultants to PetMed Express are eligible to receive non-qualified options under the Plan. Only the Company's officers, directors and employees who are employed by it are eligible to receive incentive stock options.

         All Plan options are non-assignable and non-transferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee's employment is terminated for any reason, other than optionee's death or disability or termination for cause, or if an

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optionee is not an employee of PetMed Express but is a member of its Board of
Directors and optionee's service as a director is terminated for any reason, other than death or disability, the Plan Option granted to the optionee shall lapse to the extent unexercised on the date of termination, unless otherwise provided for at the time of grant. If the optionee dies during the term of his or her employment, the Plan option granted to the optionee shall lapse to the extent unexercised on the earlier of the expiration date of the Plan option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of Section 422(c)(6) of the Internal Revenue Code, the Plan option granted to him or her lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

         The Board of Directors may amend, suspend or terminate the Plan at any time, except that no amendment shall be made which (i) increases the total number of shares subject to the Plan or changes the minimum purchase price thereof (except in either case in the event of adjustments due to changes in our capitalization), (ii) affects outstanding Plan options or any exercise right thereunder, (iii) extends the term of any Plan option beyond 10 years, or (iv) extends the termination date of the Plan, without the consent of the Company's shareholders.

         Unless the Plan shall have been suspended or terminated by the Board of Directors, the Plan shall terminate 10 years from the date of the Plan's adoption. Any such termination of the Plan shall not affect the validity of any Plan options previously granted thereunder.

Tax Aspects

         The following discussion is intended to provide an overview of the U.S. federal income tax laws which are generally applicable to options granted under the Plan as of the date of this Information Statement. Individuals or entities in differing circumstances may have different tax consequences, and the tax laws may change in the future. This discussion is not to be construed as tax advice.

         A recipient of a stock option will not have taxable income on the date of grant. Upon the exercise of non-qualified options, the participant will recognize ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Any gain or loss recognized upon any later disposition of the shares generally will be long-term capital gain or loss, if held for more than 12 months after exercise.

         Purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition either will be long-term capital gain or loss or ordinary income, depending upon how long the

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participant holds the shares. Any ordinary income recognized will be in the amount, if any, by which the lesser of the fair market value of such shares on the date of exercise, or the amount realized from the sale, exceeds the exercise price.

         The Company will be entitled to a tax deduction for an option in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. In addition, Internal Revenue Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1 million. The Company can preserve the deductibility of certain compensation in excess of $1 million, however, if the Company complies with conditions imposed by Section 162(m). The Plan has been designed to permit the Board of Directors to grant options which satisfy the requirements of Section 162(m).

Reasons for Adoption of the Stock Option Plan Amendment

         As of March 31, 2001, options for 2,927,500 shares of Common Stock have been granted pursuant to the Plan, at exercise prices ranging from $.32 to $6.125 per share. If the Stock Option Plan Amendment was not adopted, the Company would be limited in ability to grant additional options under the Plan which could adversely affect its ability to attract and retain qualified personnel. The potential benefit to be received from a Plan option is dependent on increases in the market price of the Common Stock. The ultimate dollar value of the Plan options that have been or may be granted under the Plan is not currently ascertainable. On May 15, 2001, the closing price of the Company's Common Stock as reported on the OTC Bulletin Board was $1.61.

No Dissenter's Rights

         Under the Florida Act, shareholders are not entitled to dissenter's rights of appraisal with respect to the Stock Option Plan Amendment to increase the number of shares of Common Stock of the Company issuable upon the exercise of options granted under the Plan.

                                     BY ORDER OF THE
                                     BOARD OF DIRECTORS


                                     /s/ Marc A. Puleo
                                     -------------------------------------------
                                     Marc A. Puleo, M.D., President and Chairman
                                     of the Company



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                                    Exhibit A

                              ARTICLES OF AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                              PETMED EXPRESS, INC.


         Pursuant to Section 607.1006 of the Florida Business Corporation Act (the "Florida Act"), the undersigned President of PETMED EXPRESS, INC., a corporation organized and existing under and by virtue of the Florida Act (the "Corporation"), does hereby certify:

         FIRST: That pursuant to Written Consents of the Board of Directors and the holder of a majority of the Corporations issued and outstanding voting securities, the Board of Directors and majority shareholders approved the amendment to the Corporation's Amended and Restated Articles of Incorporation as follows:

         The first and second paragraphs of Article IV of the Amended and Restated Articles of Incorporation of this Corporation are amended to read in its entirety as follows:

                                  "ARTICLE IV.
                                  CAPITAL STOCK

         The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be forty-five million (45,000,000) shares which are to be divided into two classes as follows:

         40,000,000 shares of Common Stock with a par value $.001 per share, and 5,000,000 shares of preferred stock with a par value of $.001 per share."

         SECOND: The foregoing amendment was adopted by a Written Consent of the Board of Directors and a the holder of a majority of the issued and outstanding voting securities of the Corporation dated May 16, 2001, pursuant to Sections
607.0821 and 607.0704 of the Florida Act. The number of votes cast for the amendment to the Corporation's Amended and Restated Articles of Incorporation was sufficient for approval.

         IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment to the Amended and Restated Articles of Incorporation as of June 6, 2001.

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                                            PETMED EXPRESS, INC.



                                            By:
                                               ---------------------------------
                                               Marc A. Puleo, M.D., President

STATE OF FLORIDA                    )
                                    )SS:
COUNTY OF BROWARD                   )

         The foregoing instrument was acknowledged before me this ____ day of June, 2001, by Marc A. Puleo, M.D. as President of PetMed Express, Inc. He is personally known to me and did not take an oath.


                                                Notary Public

                                                My Commission Expires:



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